Capital Income Builder 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

October 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,305,123
Class B	$107,902
Class C	$265,257
Class F1	$123,563
Class F2	$46,245
Total	$2,848,090
Class 529-A	$53,033
Class 529-B	$4,623
Class 529-C	$15,793
Class 529-E	$2,238
Class 529-F1	$1,539
Class R-1	$4,527
Class R-2	$21,417
Class R-3	$31,144
Class R-4	$13,986
Class R-5	$18,353
Class R-6	$17,666
Total	$184,319

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.9350
Class B	$1.5617
Class C	$1.5398
Class F1	$1.9239
Class F2	$2.0396
Class 529-A	$1.9063
Class 529-B	$1.5200
Class 529-C	$1.5319
Class 529-E	$1.7695
Class 529-F1	$2.0060
Class R-1	$1.5596
Class R-2	$1.5398
Class R-3	$1.7618
Class R-4	$1.9106
Class R-5	$2.0539
Class R-6	$2.0741

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,168,245
Class B	61,303
Class C	163,811
Class F1	60,614
Class F2	24,760
Total	1,478,733
Class 529-A	29,499
Class 529-B	2,842
Class 529-C	10,650
Class 529-E	1,326
Class 529-F1	849
Class R-1	3,075
Class R-2	14,036
Class R-3	18,131
Class R-4	7,706
Class R-5	8,904
Class R-6	10,035
Total	107,053

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$50.05
Class B	$50.04
Class C	$50.03
Class F1	$50.05
Class F2	$50.04
Class 529-A	$50.04
Class 529-B	$50.03
Class 529-C	$50.01
Class 529-E	$50.04
Class 529-F1	$50.05
Class R-1	$50.02
Class R-2	$50.02
Class R-3	$50.04
Class R-4	$50.04
Class R-5	$50.06
Class R-6	$50.06